Exhibit 99.1

Liberty Media Corporation Announces Special Stockholder Meeting Relating to Split-Off and DIRECTV Business Combination

Englewood, Colo. October 22 - Liberty Media Corporation (“Liberty Media”) (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB) announced today that the registration statement on Form S-4 filed by Liberty Entertainment, Inc. (“LEI”), a wholly owned subsidiary of Liberty Media, in connection with the split-off of LEI from Liberty Media (the “Split-Off”), has been declared effective by the Securities and Exchange Commission (“SEC”) and that Liberty Media has commenced mailing the definitive proxy statement/prospectus relating to a special meeting of the holders of Liberty Entertainment common stock.  At the special meeting, the holders will be asked to vote on, among other things, the Split-Off and the business combination transaction between LEI and The DIRECTV Group, Inc. (the “DTV Business Combination”).  Holders of record of Liberty Entertainment common stock at 5 p.m., NYC time, on October 9, 2009, the record date for the special meeting, are eligible to vote at the special meeting.  The special meeting will be held on November 19, 2009 at 9:30 a.m., NYC time, at Sheraton New York Hotel & Towers, 811 7th Avenue (53rd Street), New York, NY 10019, Tel. No. (212) 581-1000.

If the proposal relating to the Split-Off receives the requisite stockholder approval at the special meeting, then, assuming all other conditions to the Split-Off are satisfied or waived, Liberty Media will redeem, pursuant to its charter, 90% of the outstanding shares of Liberty Entertainment common stock in exchange for all of the outstanding shares of common stock of LEI promptly following the special meeting.  However, the Split-Off may not be completed prior to the first to occur of the satisfaction of the conditions to the DTV Business Combination (other than those which may only be satisfied at closing) or the termination of the related Merger Agreement.  At this time, Liberty Media anticipates that the date of the redemption will be the same date as the special meeting.  On the date of the redemption, Liberty Media will redeem 0.9 of each outstanding share of Liberty Entertainment common stock for 0.9 of a share of the corresponding series of common stock of LEI.  LEI will hold Liberty Media’s 57% interest in DIRECTV, a 100% interest in Liberty Sports Holdings, LLC, a 65% interest in Game Show Network, LLC and approximately $80 million in cash and cash equivalents, and will be the obligor on approximately $2 billion of indebtedness.  All of the businesses, assets and liabilities currently attributed to Liberty Media’s Entertainment group that are not held by LEI would remain with Liberty Media and continue to be attributed to the Entertainment group, which Liberty Media expects to redesignate as the Liberty Starz group.

If the proposals relating to the DTV Business Combination receive the requisite stockholder approval at the special meeting, then, assuming all other conditions to the DTV Business Combination are satisfied or waived, and the related Merger Agreement has not been terminated, then, promptly following the special meeting and immediately after the completion of the Split-Off, the parties will complete the DTV Business Combination and each of LEI and DIRECTV will become wholly owned subsidiaries of a new public company to be named DIRECTV (“Holdings”).  In the DTV Business Combination, (i) each share of LEI Series A common stock will be exchanged for 1.11111 shares of Holdings Class A common stock (subject to adjustment), (ii) each share of LEI Series B common stock (other than shares held by John C. Malone, Chairman of the Boards of Liberty Media, LEI and DIRECTV, and certain related persons) will be exchanged for 1.11111 shares of Holdings Class A common stock (subject to adjustment), and (iii) each share of DIRECTV common stock will be exchanged for one share of Holdings Class A common stock. Additionally, Mr. Malone and certain related persons will contribute each of their shares of LEI Series B common stock to Holdings for 1.11111 shares of Holdings Class B common stock (subject to adjustment). Each share of Holdings Class A common stock will entitle the holder to one vote per share, and each share of Holdings Class B common stock will entitle the holder to 15 votes per share and to certain limited consent rights.

Liberty Media anticipates that a notice of redemption and related materials will be mailed to holders of record of Liberty Entertainment common stock on or about November 5, 2009.

Questions relating to the transactions described above, including the notice of redemption, should be directed to Liberty Media’s information agent : D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, NY, NY 10005, Tel. No. (800) 628-8532 (Banks and Brokerage Firms call (212) 259-5550).

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of LEI, any of the Liberty Media tracking stocks or shares of the new company to be issued pursuant to the Merger Agreement with DIRECTV. The offer and sale of shares in the proposed Split-Off and the DTV Business Combination will only be made pursuant to the effective registration statements on file with the SEC. Liberty Media stockholders and other investors are urged to read the effective registration statements, including the definitive proxy statement/prospectuses contained therein, because they contain important information about these transactions. Copies of the effective registration statements and the definitive proxy statement/prospectuses are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transactions. Information regarding the directors and executive officers of each of Liberty Media, LEI and the new DIRECTV and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise are available in the definitive proxy materials filed with the SEC.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (NASDAQ:  LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Entertainment group (NASDAQ:  LMDIA, LMDIB), which includes Liberty Media ‘s interests in The DIRECTV Group, Inc., Starz Entertainment, Game Show Network, LLC, WildBlue Communications, Inc., and Liberty Sports Holdings LLC, and (3) the Liberty Capital group (NASDAQ:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Entertainment group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

Contact:

Courtnee Ulrich

720-875-5420